EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Names Ken Blanchard as President

(Harvey, LA, Monday, November 15, 2004) Superior Energy Services, Inc. ("Superior") (NYSE: SPN) today announced that Ken Blanchard, Chief Operating Officer of Superior for the past 2 1/2 years, will assume the additional title of President. Terry Hall retains the titles of CEO and Chairman of the Board.

Blanchard has more than 30 years of industry experience. He has worked in sales, marketing, operations and management for many facets of the energy services business, including contract drilling, equipment manufacturing and production-related services. Blanchard has been a member of Superior's senior management team for more than 10 years, serving as vice president before adding the title of chief operating officer in June 2002.

CEO Terry Hall commented: "This announcement merely formalizes something that has been in place for some time. Ken has essentially been handling most responsibilities associated with this role. Ken and I have worked together in the industry since 1984. He has been instrumental in our growth from a $12 million plug and abandonment company in 1995 to the more than $500 million diversified energy service provider we are today. Ken has worked tirelessly to identify and integrate the acquisitions we have made during the past several years and has great rapport with our key operating managers. In addition, through his industry experience and relationships, Ken is keenly aware of the quality, safety and service expectations of our customer base."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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